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Exhibit 99(d)(1)

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 15th day of December, 2003, by and among Aurora Equity Partners L.P., a Delaware limited partnership ("AEP"), and Aurora Overseas Equity Partners I, L.P., an exempted limited partnership registered in the Cayman Islands ("AOEP," and together with AEP, collectively, the "Sellers"), and Aftermarket Technology Corp., a Delaware corporation ("Buyer").

RECITALS

        WHEREAS, AEP owns of record 6,418,357 shares of Buyer's common stock, $0.01 par value (the "Common Stock"), which constitute approximately 26.5% of the issued and outstanding shares of Common Stock;

        WHEREAS, AOEP owns of record 1,024,669 shares of Common Stock, which constitute approximately 4.2% of the issued and outstanding shares of Common Stock;

        WHEREAS, Buyer intends, but has not made any public announcement of such intention, to conduct a public modified Dutch auction tender offer for 2,638,500 shares of its outstanding Common Stock commencing no later than December 16, 2003 (the "Tender Offer"); and

        WHEREAS, Sellers have determined they will not exercise their right to tender any of their shares of Common Stock pursuant to the Tender Offer.

        NOW, THEREFORE, in consideration of the premises, the representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1.    Purchase and Sale of the Shares; the Closing.

        1.1    Purchase and Sale of Common Stock.    Subject to the completion of the Tender Offer as set forth below and the other terms and conditions of this Agreement, and on the basis of the representations, warranties and covenants set forth herein, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers 1,169,409 shares of Common Stock, provided that, if Buyer increases or decreases the number of shares being purchased in the Tender Offer (any such increase, the "TO Change"), the aggregate number of shares of Common Stock to be purchased by Buyer from Sellers shall be increased or decreased, respectively, by an amount equal to the TO Change multiplied by a fraction, the numerator of which is 0.3071 and the denominator of which is 0.6929 (representing the percentage, expressed as a decimal, of the outstanding shares of Common Stock held of record by Sellers divided by the outstanding shares of Common Stock held of record by all stockholders of Buyer other than Sellers). The number of shares of Common Stock to be purchased from Sellers by Buyer pursuant to this Section 1.1 is herein referred to as, the "Shares". The allocation of the Shares to be sold by AEP and AOEP at the Closing shall be pro rata based on the number of shares of Common Stock held of record by each Seller, rounded to the nearest whole share, or in such other proportion as AEP and AOEP may agree; provided they notify Buyer of such allocation at least one business day prior to the Closing. The "Purchase Price" shall equal the "Per Share Purchase Price" specified in Section 1.2 multiplied by the number of Shares purchased.

        1.2    Purchase Price.    The "Per Share Purchase Price" for the Shares shall be equal to the price per share paid by Buyer for the shares of Common Stock tendered by the stockholders in the Tender Offer.

        1.3    The Closing.    Subject to the terms and conditions hereof, the purchase and sale of the Shares contemplated by this Agreement (the "Closing") will take place at the offices of Gibson, Dunn & Crutcher LLP, 333 S. Grand Ave., Los Angeles, CA 90071 at 10:00 a.m. Los Angeles, California time on the eleventh business day following the date that the last payment is made in respect of shares tendered and accepted in the Tender Offer (the "Successful Completion") for the shares of Common Stock tendered pursuant to the Tender Offer is first made to the stockholders who tendered such shares), or at such other later date or place as the parties shall mutually agree. At the Closing, (i) Sellers will deliver to Buyer certificates representing the Shares to be purchased by Buyer duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of Buyer, and (ii) Buyer shall deliver the Purchase Price to Sellers by wire transfer of immediately available funds to one or more accounts specified by Sellers at least one business day prior to the Closing.

2.    Representations and Warranties of Sellers.    In order to induce Buyer to enter into this Agreement, each Seller hereby represents and warrants to Buyer as follows:

        2.1    Ownership of Shares.    Such Seller owns of record the number of issued and outstanding shares of Common Stock set forth in the Recitals to this Agreement. The Shares to be sold to Buyer by such Seller when delivered to Buyer shall be free and clear of any liens, claims or encumbrances, including rights of first refusal and similar claims except for restrictions of applicable state and federal securities laws. There are no restrictions on the transfer of such Shares imposed by any shareholder or similar agreement or any law, regulation or order, other than applicable state and federal securities laws.

        2.2    Authorization.    Such Seller has full right, power and authority to execute, deliver and perform this Agreement and to sell, assign and deliver the Shares to be sold by it to Buyer. This Agreement is the legal, valid and, assuming due execution and delivery by the other parties hereto, binding obligation of such Seller, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) principles of public policy, (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and (iii) rules of law governing the availability of equitable remedies.

        2.3    No Violation; No Consent.    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of such Seller or to which such Seller is subject, (b) will not result in the creation or imposition of any lien upon the Shares to be sold by such Seller, and (c) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with such Seller.

        2.4    Brokerage.    There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.

3.    Representations and Warranties of Buyer.    In order to induce Sellers to enter into this Agreement, Buyer hereby represents and warrants as follows:

        3.1    Organization and Corporate Power; Authorization.    Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and to acquire the Shares. Buyer has sufficient capital to purchase the Shares hereunder and to purchase the shares of Common Stock to be purchased pursuant to the Tender Offer in each case in compliance with Section 160 of the Delaware General Corporation Law. The execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been approved by a majority of the directors on the Board of Directors of Buyer, including a majority of directors that have not been nominated or elected by Sellers, having been advised by counsel, and have been otherwise duly authorized by all requisite action on the part of Buyer. This Agreement and any other agreements, instruments, or documents entered into by Buyer pursuant to this Agreement have been duly executed and delivered by Buyer and are the legal, valid and, assuming due execution by the other parties hereto, binding obligation of Buyer, enforceable against Buyer in accordance with its terms except to the extent that the enforceability thereof may be limited by (i) principles of public policy, (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and (iii) rules of law governing the availability of equitable remedies.

        3.2    Capital Stock.    The authorized capital stock of Buyer consists of 30,000,000 shares of Common Stock and 2,000,000 shares of preferred stock. As of November 30, 2003, the issued and outstanding capital stock of Buyer consists of 24,233,953 shares of Common Stock and no shares of Preferred Stock, and there are no more than 2,282,618 shares of Common Stock issuable upon the exercise of currently exercisable stock options.

        3.3    No Violation; No Consent.    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of Buyer or to which Buyer is subject, and (b) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with Buyer.

        3.4    Brokerage.    There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

4.    Conditions to Buyer's Obligations.    The obligations of Buyer under Article 1 to purchase the Shares at the Closing from each Seller are subject to the fulfillment as of the Closing of each of the following conditions unless waived by Buyer in accordance with Section 8.4:

        4.1    Representations and Warranties.    The representations and warranties of such Seller contained in Article 2 shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of Closing.

        4.2    Performance.    Such Seller shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of Closing.

        4.3    Completion of Tender Offer.    The Successful Completion of the Tender Offer.

        4.4    No Violation.    The purchase of the Shares under this Agreement shall not result in a default or an event of default under Buyer's Credit Agreement, dated as of February 8, 2002, as amended by that First Amendment, dated as of December 12, 2003.

        4.5    Delivery of Certificates.    Such Seller shall have delivered all of the stock certificates representing the Shares to be sold by it at the Closing, free and clear of any liens, claims or encumbrances, along with all stock powers, assignments or any other documents, instruments or certificates necessary for a valid transfer.

        4.6    Further Assurances.    No governmental authority shall have advised or notified Buyer that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of Buyer's good faith efforts to cause such withdrawal.

5.    Conditions to Each Seller's Obligations.    The obligations of each Seller under Article 1 to sell the Shares at the Closing are subject to the fulfillment as of the Closing of each of the following conditions unless waived by such Seller in accordance with Section 8.4:

        5.1    Representations and Warranties.    The representations and warranties of Buyer contained in Article 3 shall be true and correct as of the date of Closing with the same effect as though such representations and warranties had been made on and as of the date of Closing.

        5.2    Performance.    Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of Closing.

        5.3    Payment of Purchase Price.    Buyer shall have delivered the Purchase Price to be paid by Buyer to such Seller by wire transfer to the account(s) specified by such Seller.

        5.4    Further Assurances.    Such Seller shall have received such regulatory advice and assurances as such Seller reasonably determine are necessary or appropriate.

6.    Covenants.

        6.1    No Purchase of Common Stock.    Until eleven business days following the Successful Completion of the Tender Offer, each Seller agrees that it will not, directly or indirectly, purchase any shares of Common Stock. From the date hereof until the Closing or the termination of this Agreement, Buyer shall not purchase any shares of Common Stock other than shares tendered pursuant to the Tender Offer or as contemplated hereunder, without the consent of each of the Sellers.

        6.2    No Sale of Common Stock.    Except as contemplated hereunder, from the date hereof until the Closing or the termination of this Agreement, each Seller agrees that it will not, directly or indirectly, sell any shares of Common Stock.

        6.3    Closing Conditions.    Sellers and Buyer shall use their commercially reasonable efforts to ensure that each of the conditions to Closing are satisfied.

7.    Survival of Representations and Warranties; Limitation on Liability.    All representations and warranties hereunder shall survive the Closing. Notwithstanding the foregoing, in no event shall either Seller's liability for breach of the representations, warranties and covenants exceed the Purchase Price to be paid by Buyer to such Seller.

8.    Miscellaneous.

        8.1    Adjustments.    Whenever a particular number is specified herein, including, without limitation, number of shares or price per share, such number shall be adjusted to reflect any stock dividends, stock-splits, reverse stock-splits, combinations or other reclassifications of stock or any similar transactions and appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of Buyer and each of the Sellers under this Agreement.

        8.2    Parties in Interest; Assignment.    All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. This Agreement and the rights and obligations contemplated hereby may not be assigned, in part or in whole, by Buyer or either of the Sellers.

        8.3    Third Party Beneficiaries.    The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any person, other than the parties hereto and no person, other than the parties hereto, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceedings, hearing or other form.

        8.4    Amendments and Waivers.    Except as set forth in this Agreement, changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), by a writing executed by each of the parties hereto.

        8.5    Cooperation.    Buyer and each of the Sellers shall, from and after the date hereof, cooperate in a reasonable manner to effect the purposes of this Agreement.

        8.6    Termination.    Sellers or Buyer may terminate this Agreement if the Tender Offer is terminated without the purchase of any shares of Common Stock. Upon termination of this Agreement pursuant to this Section 8.6, none of the parties hereto shall have any liability hereunder except for breaches of such party's representations, warranties or covenants occurring prior to the date of such termination.

        8.7    Governing Law.    This Agreement shall be deemed a contract made under the laws of the State of Delaware and, together with the rights of obligations of the parties hereunder, shall be construed under and governed by the laws of the State of Delaware.

        8.8    Notices.    All notices, demands, requests, consents or approvals (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally delivered or mailed, registered or certified, return receipt requested, postage prepaid (or by a substantially similar method), or delivered by a reputable overnight courier service with charges prepaid, or transmitted by hand delivery or facsimile, addressed as set forth below, or such other address (and with such other copy) as such party shall have specified most recently by written notice. Notice shall be deemed given or delivered on the date of service or transmission if personally served or transmitted by facsimile. Notice otherwise sent as provided herein shall be deemed given or delivered on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable overnight courier service.

To Buyer:

Aftermarket Technology Corp.
One Oak Hill Center
Suite 400
Westmont, IL 60559
Facsimile No.: (630) 455-2621
Attn: General Counsel

To Either of the Sellers:

c/o Aurora Management Partners LLC
10877 Wilshire Boulevard, Suite 2100
Los Angeles, CA 90024
Facsimile No.:
(310) 824-2791
Attn: Richard K. Roeder

        8.9    Effect of Headings and Other Matters.    The section and paragraph headings herein are for convenience only and shall not affect the construction hereof. As used herein, "regulatory" shall mean securities, tax and corporate laws, rules and regulations.

        8.10    Entire Agreement.    This Agreement hereto together with any other agreement referred to herein constitute the entire agreement among Sellers and Buyer with respect to the subject matter hereof.

        8.11    Severability.    The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

        8.12    Counterparts; Facsimile Signatures.    This Agreement may be executed in counterparts and by facsimile, all of which together shall constitute one and the same instrument.

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        IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written, by the parties hereto.

AURORA EQUITY PARTNERS L.P., a Delaware limited partnership
By: Aurora Capital Partners L.P., its general partner
By: Aurora Advisors, Inc., its general partner
By:

Name: Richard K. Roeder Title: Vice President
AURORA OVERSEAS EQUITY PARTNERS I, L.P., an exempted limited partnership registered in the Cayman Islands
By: Aurora Overseas Capital Partners L.P., its general partner
By: Aurora Overseas Advisors, Ltd., its general partner
By:

Name: Richard K. Roeder Title: Vice President
AFTERMARKET TECHNOLOGY CORP.
By:

Name:

Title:

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STOCK PURCHASE AGREEMENT
RECITALS
AGREEMENT